EXHIBIT 3.1

Industry Canada	Industrie Canada	ELECTRONIC TRANSACTION REPORT	RAPPORT DE LA TRANSACTION ÉLECTRONIQUE

Canada Business Corporations Act	Loi canadienne sur les sociétés par actions	ARTICLES OF AMENDMENT (SECTIONS 27 OR 177)	CLAUSES MODIFICATRICES (ARTICLES 27 OU 177)

Processing Type - Mode de traitement:	E-Commerce/Commerce-É

1. Name of Corporation - Dénomination de la société	2.	Corporation No. - N° de la société

North American Energy Partners Inc.		615088-8

3. The articles of the above-named corporation are amended as follows:
Les statuts de la société mentionnée ci-dessus sont modifiés de la façon suivante:

The Corporation is authorized to issue an unlimited number of Series A Preferred Shares and an unlimited number of Series B Preferred Shares.

The rights, privileges, restrictions and conditions attaching to the Series A Preferred Shares, Series B Preferred Shares and common shares, are set out in Schedules “A”, “B” and “C” attached hereto and forming part hereof.

“Company” means North American Energy Partners Inc.

Schedule A

Preferences and Rights of the

Series A Preferred Shares

1. Certain Definitions. In addition to the other terms defined herein, the following terms shall have the meanings ascribed to them below:

(a) “Accelerated Redemption Event” shall mean (i) the occurrence of a Change of Control or (ii) if there is an IPO, the later of (a) the consummation of the IPO or (b) the date on which all of the Company’s 8-3/4% Senior Notes due 2011 and the Company’s 9% Senior Secured Notes due 2010 are no longer outstanding.

(b) “Affiliate” shall, with respect to any specified Person, mean any other Person who directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

(c) “Business Day” shall mean any day that is not a Saturday, Sunday or national legal holiday in Edmonton, Alberta, Canada.

(d) “Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing. For purposes of this definition, “common stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, and includes, without limitation, all series and classes of such common stock, and “preferred stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

(e) “Change of Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets or properties of the Company and its Subsidiaries, taken as a whole, to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof other than to a Permitted Holder or to either of Parent or Holdco; (ii) the approval by the holders of Capital Stock of Parent or the Company, as the case may be, of any plan or proposal for the liquidation or dissolution of Parent or the Company, as the case may be; (iii) any Person or Group (other than a Permitted Holder and any entity formed by a Permitted Holder solely for the purpose of owning Capital Stock of Parent) shall become the beneficial owner, directly or indirectly (with beneficial ownership being as defined and calculated as set forth in Rules 13d-3 and 13d-5 under the Exchange Act), of shares representing more than 50% of the Capital Stock (measured by voting power rather than number of shares) that is at the time entitled to vote for the election of the Board of Directors of Parent or the Company; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company or Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company or Parent, as applicable, was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death) to constitute a majority of the Board of Directors then in office.

(f) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

(g) “Holdco” shall mean NACG Preferred Corp., a Canadian corporation.

(h) “Issue Price” shall mean $1,000 per Series A Preferred Share.

(i) “Initial Issuance Date” has the meaning ascribed to that term in Section 3.1.

(j) “IPO” shall mean shall mean an underwritten primary public offering of common shares of Parent, Holdco or the Company pursuant to a registration statement filed under the Securities Act or to a prospectus filed and duly receipted under any Canadian securities legislation after the Initial Issuance Date wherein the aggregate net proceeds (after deducting all costs, discounts, commissions and other expenses of the offering) to the Parent, Holdco or the Company, as applicable, are at least $100,000,000; provided, however, that the term “IPO” shall not include any registration statement or prospectus (i) relating to warrants, options or shares of Capital Stock granted or to be granted or sold primarily to employees, directors, or officers of the Company, Holdco or Parent (ii) filed pursuant to Rule 145 under the Securities Act or any successor or similar provision or relating to shares issued in connection with any acquisition, (iii) relating to any employee benefit plan or interests therein, (iv) relating solely to any preferred shares or debt securities, or (v) first filed prior to the Initial Issuance Date.

(k) “Junior Shares” shall mean the Series B Preferred Shares, the Common Shares and each other class of shares or series of preferred shares established after the Initial Issuance Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Shares or Parity Shares as to dividend rights, redemption rights or rights upon liquidation, winding-up or dissolution of the Company or otherwise.

(l) “Liquidation Event” shall mean a liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary.

(m) “NACGI” shall mean North American Construction Group, Inc., a corporation incorporated under the federal laws of Canada.

(n) “outstanding”, when used with reference to shares, shall mean issued shares, excluding shares held by the Company or its Subsidiaries.

(o) “Parent” shall mean NACG Holdings Inc., a Canadian corporation.

(p) “Parity Shares” shall mean any class of capital shares or series of preferred shares established after the Initial Issuance Date, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Shares as to dividend rights, redemption rights or rights upon any Liquidation Event.

(q) “Permitted Holders” shall mean The Sterling Group, L.P., Genstar Capital, L.P., Perry Strategic Capital Inc. and Stephens Group, Inc. and their respective Affiliates (in each case, other than portfolio companies thereof).

(r) “Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, unincorporated organization, association, joint stock company, trust or joint venture, or a governmental agency or political subdivision thereof.

(s) “Redemption Price” in respect of each Series A Preferred Share shall mean $1,000.

(t) “Securities Act” means the United States Securities Act of 1933, as amended from time to time, and any successor statute.

(u) “Series B Preferred Shares” shall mean the Series B Preferred Shares in the Capital Stock of the Company.

(v) “Subsidiary”, with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

2. Dividends.

2.1 The Series A Preferred Shares are not entitled to any dividends. For so long as any Series A Preferred Shares are outstanding, dividends shall not be paid (but shall otherwise accrue in accordance with the terms thereof) on the Series B Preferred Shares.

3. Redemption or Affiliate Purchase.

3.1 Subject to Section 6.2 and 6.3 and to applicable law, at any time after the date of the initial issuance of the Series A Preferred Shares (“Initial Issuance Date”), the Company, at its sole option, may redeem the then outstanding Series A Preferred Shares, in whole or in part (provided that any such partial redemption shall be for not less than 100 shares of Series A

Preferred Shares), at the Redemption Price in accordance with this Section 3. At any time, the Company may cause an Affiliate to purchase the then outstanding Series A Preferred Shares (an “Affiliate Purchase”), in whole or in part (provided that any such purchase shall be for not less than 100 Series A Preferred Shares), at the Redemption Price, in accordance with this Section 3. Any optional redemption or Affiliate Purchase of Parity Shares may only be effected if Series A Preferred Shares are redeemed or purchased pursuant to any Affiliate Purchase ratably with the Parity Shares in proportion to the respective redemption amounts otherwise payable among all holders of Series A Preferred Shares and of Parity Shares.

3.2 Subject to Sections 6.2 and 6.3 and applicable law but prior to the redemption of any then outstanding Series B Preferred Shares, the Company shall redeem all, and not less than all, of the outstanding Series A Preferred Shares at the Redemption Price on the earlier of (i) December 31, 2011 and (ii) the occurrence of an Accelerated Redemption Event; provided that, for greater certainty, the Company may, at its sole option, cause an Affiliate to purchase the then outstanding Series A Preferred Shares, in whole or in part, at the Redemption Price, in accordance with this Section 3.

3.3 The procedure for either a redemption or an Affiliate Purchase shall be as follows:

(a) A redemption by the Company shall be made only out of funds of the Company legally available therefor.

(b) The Company shall give notice of any redemption or Affiliate Purchase by mail, postage prepaid, not more than 60 nor less than 30 days before the date fixed for such redemption or purchase, to each holder of record of the Series A Preferred Shares to be redeemed or purchased appearing on the securities register of the Company as of the date of such notice at the address of said holder shown therein (the “Redemption or Purchase Call”). The Redemption or Purchase Call shall state the redemption or purchase date, the shares called for redemption or purchase, the Redemption Price and the place where the shares called for redemption or purchase will be redeemed or purchased and, upon presentation and surrender of the certificates of stock evidencing such shares, the Redemption Price therefor will be paid. If the redemption or purchase date falls on a date that is not a Business Day, then such redemption or purchase date shall be the first Business Day after the stated redemption or purchase date. The Redemption or Purchase Call shall state whether it is revocable or irrevocable by the Company at any time on or prior to the redemption or purchase date and stating whether the redemption or purchase is conditional upon the occurrence of one or more specified events or is unconditional.

(c) Subject to Sections 6.2 and 6.3, the Company may deposit (or, if applicable, cause an Affiliate to deposit) before the redemption or purchase date cash equal to the aggregate Redemption Price of the Series A Preferred Shares to be redeemed (or purchased by the Affiliate) (less applicable taxes required to be deducted or withheld) in an irrevocable trust with a bank or trust company having capital and surplus of not less than C$100,000,000 (a “Trust”) for the benefit of the holders of the Series A Preferred Shares to be redeemed or purchased. If a Redemption or Purchase Call stating that it is irrevocable and unconditional shall have been duly mailed, then upon making such deposit, or, if no such deposit is made, or if the Redemption or Purchase Call states that it is revocable or that the redemption or purchase is conditional, then upon such redemption or purchase date (provided that (i) the Redemption or

Purchase Call, if revocable, has not been revoked, and (ii) the conditions, if any, to the redemption or purchase set forth in the Redemption or Purchase Call have been met or waived by the Company, the holders of the Series A Preferred Shares to be redeemed or purchased on such date shall cease to be shareholders with respect to such shares, such shares shall no longer be transferable by such holders on the securities register of the Company (except, in the case of an Affiliate Purchase, to such Affiliate and thereafter to any subsequent transferees from time to time), and such holders shall have no interest in or claim against the Company with respect to such shares except the right to receive payment of the Redemption Price upon surrender of their certificates. In the case of the occurrence of a redemption or purchase on the redemption or purchase date, any cash funds so deposited in a Trust and unclaimed at the end of two years from the date fixed for redemption or an Affiliate Purchase shall be repaid to the Company or such Affiliate upon its request, as applicable, after which the holders of the Series A Preferred Shares redeemed or purchased shall look only to the Company or such Affiliate for payment of the Redemption Price. In the case of the revocation of a Redemption or Purchase Call or the failure of a condition stated in a Redemption or Purchase Call that is not waived, any such funds so deposited shall be repaid to the Company or such Affiliate upon its request. The Board of Directors may cause the securities register of the Company to be closed after the Redemption or Purchase Call is sent to the holders of the Series A Preferred Shares to be redeemed or purchased.

(d) If less than all outstanding (i) Series A Preferred Shares or (ii) Parity Shares are to be redeemed or purchased at any time, the Series A Preferred Shares and Parity Shares to be redeemed or purchased shall be determined ratably in proportion to the respective aggregate redemption amounts otherwise payable (as nearly as may be possible) among all holders of Series A Preferred Shares and Parity Shares. For such purpose, if any holder shall hold Series A Preferred Shares evidenced by more than one certificate, such redemption or purchase also shall be allocated on such basis among whole numbers of shares represented by such certificates as such holder may request on a timely basis.

(e) Prior to the redemption or purchase date, as promptly as reasonably practicable after the Redemption Price can be determined, the Company shall deliver to each holder of shares to be redeemed or purchased a copy of the calculation of the Redemption Price.

(f) In the event that the Company revokes a Redemption or Purchase Call or any condition to a redemption or purchase set forth in a Redemption or Purchase Call is not met or waived, the Company may withdraw the Redemption or Purchase Call by notice to the holders of the Series A Preferred Shares by deposit of such notice, postage prepaid, in the regular mail, at any time on or prior to the redemption or purchase date addressed to each holder at the address for such holder in the shareholder records of the Company.

4. Liquidation.

4.1 Subject to Sections 6.2 and 6.3, in the event of a Liquidation Event, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Series A Preferred Shares that are not then subject to an irrevocable Redemption or Purchase Call shall be entitled to receive an amount in cash equal to the Redemption Price (the “Liquidation Payment”) before any distribution is made to holders of Junior Shares upon any such Liquidation Event. If, upon the occurrence of a Liquidation Event, the assets of the Company or proceeds thereof distributable among the holders of the Series A Preferred Shares and the holders of any Parity Shares are insufficient to pay in full all such preferential amounts payable to such holders, then all such assets of the Company and proceeds thereof thus distributable shall be distributed among the holders of Series A Preferred Shares and Parity Shares ratably in proportion to the respective aggregate amounts otherwise payable with respect thereto.

4.2 Notice of any liquidation (complete or partial), dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be given by mail, postage prepaid, not less than 30 days before the payment date stated therein, to each holder of record of Series A Preferred Shares appearing on the securities register of the Company as of the date of such notice at the address of said holder shown therein. Such notice shall state a payment date, the amount of the Liquidation Payment, and the place where the Liquidation Payment shall be payable.

4.3 After payment in cash to the holders of the Series A Preferred Shares of the full amount of the Liquidation Payment with respect to the Series A Preferred Shares (less applicable taxes required to be deducted or withheld), the holders of the Series A Preferred Shares shall have no right or claim, based on their ownership of Series A Preferred Shares, to any of the remaining assets of the Company or proceeds thereof.

4.4 In the event of a Liquidation Event the Company may, at its sole option, prior to the payment of the Liquidation Payment therefor, cause an Affiliate of the Company to purchase the then outstanding Series A Preferred Shares in whole or in part upon payment of the Redemption Price. In such case the applicable provisions of Section 3 shall apply to such purchase, mutatis mutandis.

5. Voting.

5.1 The holders of Series A Preferred Shares shall have no voting rights whatsoever, except those set forth in Section 5.2 and those to which they may be mandatorily entitled under the Canada Business Corporations Act. For greater certainty, to the maximum extent permitted by applicable law, the holders of Series A Preferred Shares shall not be entitled to vote separately as a class or a series on any matter. In exercising such voting rights, each Series A Preferred Share shall be entitled to one vote.

5.2 Notwithstanding the foregoing, so long as any Series A Preferred Shares remain outstanding, and in addition to any other vote or consent of holders of Series A Preferred Shares required by law, the Company shall not without the affirmative vote at a meeting duly called of the holders of Series A Preferred Shares by not less than two-thirds of the votes cast by holders of Series A Preferred Shares, or the affirmative consent in writing by holders of not less than two-thirds of the then outstanding Series A Preferred Shares or the shareholder’s attorney authorized in writing authorize or approve the issuance of any shares of, or of any security convertible into, or exercisable or exchangeable for, Series A Preferred Shares or any Parity Shares or any other shares in the Company, which shares rank prior to Series A Preferred Shares in the payment of dividends or in the distribution of assets upon liquidation (complete or partial), dissolution or winding up of the affairs of the Company.

5.3 Notwithstanding anything in this Section 5 to the contrary, no holder of Series A Preferred Shares shall be entitled to such voting rights, and such holder will be prohibited from exercising such voting rights, to the extent that such holder’s being entitled to such voting rights would cause such holder or its Affiliates to be in violation of any law, regulation, order, rule or other requirement of any governmental authority restricting or prohibiting such holder or its affiliates from, directly or indirectly, owning, controlling, having the power to control, voting or having the power to vote the Series A Preferred Shares. Any Series A Preferred Shares for which voting rights shall not be permitted in accordance herewith shall be excluded for purposes of determining whether the required votes shall have been obtained or whether a quorum has been obtained on any matter to be voted upon by the holders of Series A Preferred Shares pursuant to this Section 5.

6. General Provisions.

6.1 The headings of the paragraphs, subparagraphs, clauses and subclauses of this schedule are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

6.2 Payments of dividends, interest, premium and principal on, and exchange, redemption and repurchase of, Series A Preferred Shares by the Company (including through an Affiliate Purchase) are subject to restrictions contained in any credit, loan, indenture, note, bond or other agreement or instrument (including any guaranty, indenture or security instrument to which the Company or any of its Affiliates is a party) relating to debt for borrowed money or capitalized lease obligations to which the Company or any of its Affiliates is subject (as the same may be amended, renewed, supplemented, restated or otherwise modified, or as the same may be extended, refinanced, renewed or replaced) (collectively “Debt Instruments”). Notwithstanding anything contained herein to the contrary, if the Company is prohibited from making any such payment under a Debt Instrument, or if any such payment would breach or violate, or allow the acceleration of payments or exercise of rights or remedies under a Debt Instrument, the Company shall not make such payment hereunder until such time as it is not so restricted from making such payment under the Debt Instrument and such payment would not result in or allow such breach, violation, acceleration or exercise. For greater certainty, the Company shall not repurchase or redeem any Series A Preferred Shares except in compliance with restricted payments covenants in its indentures.

6.3 The Company (or in the case of an Affiliate Purchase, such Affiliate) is entitled to deduct and withhold from any payment on or in respect of the Series A Preferred Shares such amounts as the Company (or in the case of an Affiliate Purchase, such Affiliate) is required to deduct and withhold under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of provincial, state, territorial, local or foreign tax law, in each case, as amended. Each holder of Series A Preferred Shares shall provide to the Company (or in the case of an Affiliate Purchase, such Affiliate) such information as the Company (or in the case of an Affiliate Purchase, such Affiliate) requests in order to determine the amount it is required to deduct and withhold, and in the absence of the Company or Affiliate, as the case may be, receiving such information on a timely basis, the Company or the Affiliate, as the case may be, shall withhold or deduct the tax at the maximum statutory rate. To the extent that amounts are so deducted and withheld and remitted to the appropriate governmental authority, such amounts are to be treated for all purposes as having been paid to the holder of the Series A Preferred Shares in respect of which such deduction and withholding was made.

6.4 All dollar amounts reflected herein are in reference to the official currency of Canada.

Schedule B

Preferences and Rights of the

Series B Preferred Shares

1. Certain Definitions. In addition to the other terms defined herein, the following terms shall have the meanings ascribed to them below:

(a) “Accelerated Redemption Event” shall mean (i) the occurrence of a Change of Control or (ii) if there is an IPO, the later of (a) the consummation of the IPO or (b) the date on which all of the Company’s 8-3/4% Senior Notes due 2011 and the Company’s 9% Senior Secured Notes due 2010 are no longer outstanding.

(b) “Affiliate” shall, with respect to any specified Person, mean any other Person who directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

(c) “Business Day” shall mean any day that is not a Saturday, Sunday or national legal holiday in Edmonton, Alberta, Canada.

(d) “Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing. For purposes of this definition, “common stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, and includes, without limitation, all series and classes of such common stock, and “preferred stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

(e) “Change of Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets or properties of the Company and its Subsidiaries, taken as a whole, to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof other than to a Permitted Holder or to either of Parent or Holdco; (ii) the approval by the holders of Capital Stock of Parent or the Company, as the case may be, of any plan or proposal for the liquidation or dissolution of Parent or the Company, as the case may be; (iii) any Person or Group (other than a Permitted Holder and any entity formed by a Permitted Holder solely for the purpose of owning Capital Stock of Parent) shall become the beneficial owner, directly or indirectly (with beneficial ownership being as defined and calculated as set forth in Rules 13d-3 and 13d-5 under the Exchange Act), of shares representing more than 50% of the Capital Stock (measured by voting power rather than number of shares) that is at the time entitled to vote for the election of the Board of Directors of Parent or the Company; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company or Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company or Parent, as applicable, was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death) to constitute a majority of the Board of Directors then in office.

(f) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

(g) “Holdco” shall mean NACG Preferred Corp., a Canadian corporation.

(h) “Issue Price” shall mean $1,000 per Series B Preferred Share.

(i) “Initial Issuance Date” has the meaning ascribed to that term in Section 3.1.

(j) “IPO” shall mean shall mean an underwritten primary public offering of common shares of Parent, Holdco or the Company pursuant to a registration statement filed under the Securities Act or to a prospectus filed and duly receipted under any Canadian securities legislation after the Initial Issuance Date wherein the aggregate net proceeds (after deducting all costs, discounts, commissions and other expenses of the offering) to the Parent, Holdco or the Company, as applicable, are at least $100,000,000; provided, however, that the term “IPO” shall not include any registration statement or prospectus (i) relating to warrants, options or shares of capital stock granted or to be granted or sold primarily to employees, directors, or officers of the Company, Holdco or Parent, (ii) filed pursuant to Rule 145 under the Securities Act or any successor or similar provision or relating to shares issued in connection with any acquisition, (iii) relating to any employee benefit plan or interests therein, (iv) relating solely to any preferred shares or debt securities, or (v) first filed prior to the Initial Issuance Date.

(k) “Junior Shares” shall mean the Common Shares and each other class of shares or series of preferred shares established after the Initial Issuance Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series B Preferred Shares or Parity Shares as to dividend rights, redemption rights or rights upon liquidation, winding-up or dissolution of the Company or otherwise.

(l) “Liquidation Event” shall mean a liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary.

(m) “Liquidation Preference Amount” in respect of each Series B Preferred Share at the time of a Liquidation Event shall mean, subject to Section 5, an amount equal to the greatest of (i) two times the Issue Price, less the amount, if any, of dividends previously paid in cash on such Series B Preferred Share; (ii) an amount (taking into account the amount, if any, of any dividends previously paid in cash on such Series B Preferred Share) that provides a 40% rate of return, compounded annually, on the Issue Price from the Initial Issuance Date; and (iii) an amount that equals the quotient of (A) 25% of the arm’s length fair market value of the Junior Shares without taking into account the Series B Preferred Shares as determined by mutual agreement between the disinterested members of the Board of Directors of the Company and the holders of a majority of the Series B Preferred Shares or, in the event no mutual agreement is reached, of such fair market value as determined by a mutually acceptable investment bank, which such determination shall be final and binding, divided by (B) the number of Series B Preferred Shares then outstanding; provided that for the purposes of this calculation the amounts for each of (ii) and (iii) shall not exceed $13,333.33.

(n) “NACGI” shall mean North American Construction Group, Inc., a corporation incorporated under the federal laws of Canada.

(o) “outstanding”, when used with reference to shares, shall mean issued shares, excluding shares held by the Company or its subsidiaries.

(p) “Parent” shall mean NACG Holdings Inc., a Canadian corporation.

(q) “Parity Shares” shall mean any class of capital shares or series of preferred shares established after the Initial Issuance Date, the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Shares as to dividend rights, redemption rights or rights upon any Liquidation Event.

(r) “Permitted Holders” shall mean The Sterling Group, L.P., Genstar Capital, L.P., Perry Strategic Capital Inc. and Stephens Group, Inc. and their respective Affiliates (in each case, other than portfolio companies thereof).

(s) “Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, unincorporated organization, association, joint stock company, trust or joint venture, or a governmental agency or political subdivision thereof.

(t) “Redemption Price” in respect of each Series B Preferred Share shall mean, at any time, subject to Section 5, an amount equal to the greatest of (i) two times the Issue Price, less the amount, if any, of dividends previously paid in cash on such Series B Preferred Share; (ii) an amount (taking into account the amount, if any, of any dividends previously paid in cash on such Series B Preferred Share) that provides a 40% rate of return, compounded annually, on the Issue Price from the Initial Issuance Date; and (iii) an amount that equals the quotient of (A) 25% of the arm's length fair market value of the Junior Shares without taking into account the Series B Preferred Shares as determined by mutual agreement between the disinterested members of the Board of Directors of the Company and the holders of a majority of the Series B Preferred Shares or, in the event no mutual agreement is reached, of such fair market value as determined by a mutually acceptable investment bank, which such determination shall be final and binding, divided by (B) the number of Series B Preferred Shares then outstanding; provided that (X) for the purposes of this calculation the amounts for each of (ii) and (iii) shall not exceed $13,333.33 and (Y) in the case of a redemption as a result of the occurrence of a Change of

Control in which the Company has agreed to the fair market value of the Company, then the fair market value shall be as so determined by the Company less, to the extent not already taken into account in such determination, the aggregate redemption price of any outstanding Series A Preferred Shares.

(u) “Securities Act” means the United States Securities Act of 1933, as amended from time to time, and any successor statute.

(v) “Series A Preferred Shares” shall mean the Series A Preferred Shares in the capital stock of the Company.

(w) “Subsidiary”, with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

2. Payment of Dividends.

2.1 Subject to Sections 2.2, 2.4, 2.5, 7 and 8.2, the holders of record of Series B Preferred Shares shall be entitled to be paid dividends when and as declared by the Board of Directors out of funds of the Company legally available for the payment of dividends, at the annual rate of 15% of the Issue Price of each share, payable annually on the last day of March in each year, beginning on March 31, 2006, except that if any such date is not a Business Day, then such dividend shall be payable on the first Business Day following such date (each of such dates being referred to herein as a “Series B Dividend Payment Date”).

2.2 Dividends on the Series B Preferred Shares shall be payable in cash and shall accrue with respect to each fiscal year of the Company (whether or not declared). For the fiscal year in which Series B Preferred Shares are initially issued, holders of Series B Preferred Shares shall only be entitled to that portion of accrued dividend for such fiscal year determined by multiplying the accrued dividend by a fraction, the denominator of which shall be 365 and the numerator of which shall be the actual number of calendar days from the Initial Issuance Date through the end of such fiscal year.

2.3 If at any time dividends with respect to the Series B Preferred Shares are not declared and paid in full but are payable pursuant to Section 2.1 on any Series B Dividend Payment Date (the “Omitted Dividends”), the Series B Preferred Shares shall accrue additional dividends on the amount of such Omitted Dividends remaining unpaid until such Omitted Dividends and all amounts accrued thereon have been paid. Such dividends shall be deemed to constitute accrued and unpaid dividends for all purposes hereof even if such additional dividends are not specifically mentioned in any particular context.

2.4 Dividends will be payable to the holders of record of the Series B Preferred Shares appearing on the securities register of the Company on such record dates as may be declared by the Board of Directors, not more than 60 days nor less than 10 days before the payment dates thereof, as may be fixed by the Board of Directors or a duly authorized committee thereof. Dividends on account of arrears for any past dividend periods for which dividends were payable may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on a date not more than 60 days nor less than 10 days before the payment date thereof, as may be fixed by the Board of Directors or a duly authorized committee thereof.

2.5 So long as any Series B Preferred Shares are outstanding, the Company will not declare or pay or set apart for payment any dividends or make any other distribution on Junior Shares, unless all cumulative unpaid dividends on Series B Preferred Shares accruing up to the most recent Series B Dividend Payment Date have been paid in cash and at the same time the Board of Directors declares out of funds of the Company legally available for the payment of dividends and pays a dividend on each Series B Preferred Share equal to the quotient of (i) 25% of the aggregate dividends to be paid on the Junior Shares, divided by (ii) the number of issued and outstanding Series B Preferred Shares; provided that, notwithstanding the foregoing, the Company may declare and pay dividends on Junior Shares if and to the extent permitted under Section 6.2(c)(B), (C), (D) or (E) without regard to, and without accruing or paying any dividend on the Series B Preferred Shares pursuant to, this Section 2.5.

2.6 So long as any Series B Preferred Shares are outstanding, the Company shall not declare or pay or set apart for payment any dividends or make any other distributions on Parity Shares. Notwithstanding the forgoing, the Company may declare and pay, or set apart for payment, fixed dividends on the Parity Shares if at such time all dividends that have accrued on the Series B Preferred Shares up to and including the most recent Series B Dividend Payment Date have been paid in full; if all such dividends on the Series B Preferred Shares are not so paid in full, all dividends declared and paid upon shares of the Series B Preferred Shares and any such Parity Shares shall be declared and paid pro rata (as nearly as may be) so that the amount of dividends declared and paid on a Series B Preferred Share and on such a Parity Share shall in all cases bear to each other the same ratio that accrued dividends payable but unpaid per share on the Series B Preferred Shares and such Parity Shares bear to each other.

2.7 Notwithstanding anything contained herein to the contrary, so long as any Series A Preferred Shares are outstanding, dividends shall not be paid (but shall otherwise accrue in accordance with this Section 2) on the Series B Preferred Shares.

3. Redemption or Affiliate Purchase.

3.1 Subject to Sections 7 and 8.2, and to the prior redemption of the Series A Preferred Shares, and to applicable law, at any time after the date of the initial issuance of the Series B Preferred Shares (“Initial Issuance Date”), the Company, at its sole option, may redeem the then outstanding Series B Preferred Shares, in whole or in part (provided that any such partial redemption shall be for not less than 100 shares of Series B Preferred Shares), at the Redemption Price in accordance with this Section 3. At any time, the Company may cause an Affiliate to purchase the then outstanding Series B Preferred Shares (an “Affiliate Purchase”), in whole or in part (provided that any such purchase shall be for not less than 100 Series B Preferred Shares), at the Redemption Price, in accordance with this Section 3. Any optional redemption or Affiliate Purchase of Parity Shares may only be effected if Series B Preferred Shares are redeemed or purchased pursuant to any Affiliate Purchase ratably with the Parity Shares in proportion to the respective redemption amounts otherwise payable among all holders of Series B Preferred Shares and of Parity Shares.

3.2 Subject to Sections 7 and 8.2 and applicable law and the prior redemption of the Series A Preferred Shares, the Company shall redeem all, and not less than all, of the outstanding Series B Preferred Shares at the Redemption Price on the earlier of (i) December 31, 2011 and (ii) the occurrence of an Accelerated Redemption Event; provided that, for greater certainty, the Company may, at its sole option, cause an Affiliate to purchase the then outstanding Series B Preferred Shares, in whole or in part, at the Redemption Price, in accordance with this Section 3.

3.3 The procedure for either a redemption or an Affiliate Purchase shall be as follows:

(a) A redemption by the Company shall be made only out of funds of the Company legally available therefor.

(b) The Company shall give notice of any redemption or Affiliate Purchase by mail, postage prepaid, not more than 60 nor less than 30 days before the date fixed for such redemption or purchase, to each holder of record of the Series B Preferred Shares to be redeemed or purchased appearing on the securities register of the Company as of the date of such notice at the address of said holder shown therein (the “Redemption or Purchase Call”). The Redemption or Purchase Call shall state the redemption or purchase date, the shares called for redemption or purchase, the Redemption Price and the place where the shares called for redemption or purchase will be redeemed or purchased and upon presentation and surrender of the certificates of stock evidencing such shares the Redemption Price therefor will be paid. If the redemption or purchase date falls on a date that is not a Business Day, then such redemption or purchase date shall be the first Business Day after the stated redemption or purchase date. The Redemption or Purchase Call shall state whether it is revocable or irrevocable by the Company at any time on or prior to the redemption or purchase date and stating whether the redemption or purchase is conditional upon the occurrence of one or more specified events or is unconditional.

(c) Subject to Sections 7 and 8.2, the Company may deposit (or, if applicable, cause an Affiliate to deposit) before the redemption or purchase date, cash equal to the aggregate Redemption Price of the Series B Preferred Shares to be redeemed (or purchased by the Affiliate) (less applicable taxes required to be deducted or withheld) in an irrevocable trust with a bank or trust company having capital and surplus of not less than C$100,000,000 (a “Trust”) for the benefit of the holders of the Series B Preferred Shares to be redeemed or purchased. If a Redemption or Purchase Call stating that it is irrevocable and unconditional shall have been duly mailed, then upon making such deposit, or, if no such deposit is made, or if the Redemption or Purchase Call states that it is revocable or that the redemption or purchase is conditional, then upon such redemption or purchase date (provided that (i) the Redemption or Purchase Call, if revocable, has not been revoked, and (ii) the conditions, if any, to the redemption or purchase set forth in the Redemption or Purchase Call have been met or waived by the Company), the holders of the Series B Preferred Shares to be redeemed or purchased on such date shall cease to be shareholders with respect to such shares, such shares shall no longer be transferable by such holders on the securities register of the Company (except, in the case of an Affiliate Purchase, to such Affiliate and thereafter to any subsequent transferees from time to time), and such holders shall have no interest in or claim against the Company with respect to such shares except the right to receive payment of the Redemption Price upon surrender of their certificates. In the case of the occurrence of a redemption or purchase on the redemption or purchase date, any cash funds so deposited in a Trust and unclaimed at the end of two years from the date fixed for redemption or an Affiliate Purchase shall be repaid to the Company or such Affiliate upon its request, as applicable, after which the holders of the Series B Preferred Shares redeemed or purchased shall look only to the Company or such Affiliate for payment of the Redemption Price. In the case of the revocation of a Redemption or Purchase Call or the failure of a condition stated in a Redemption or Purchase Call that is not waived, any such funds so deposited shall be repaid to the Company or such Affiliate upon its request. The Board of Directors may cause the securities register of the Company to be closed after the Redemption or Purchase Call is sent to the holders of the Series B Preferred Shares to be redeemed or purchased.

(d) If less than all outstanding (i) Series B Preferred Shares or (ii) Parity Shares are to be redeemed or purchased at any time, the Series B Preferred Shares and Parity Shares to be redeemed or purchased shall be determined ratably in proportion to the respective aggregate redemption amounts otherwise payable (as nearly as may be possible) among all holders of Series B Preferred Shares and Parity Shares. For such purpose, if any holder shall hold Series B Preferred Shares evidenced by more than one certificate, such redemption or purchase also shall be allocated on such basis among whole numbers of shares represented by such certificates as such holder may request on a timely basis.

(e) Prior to the redemption or purchase date, as promptly as reasonably practicable after the Redemption Price can be determined, the Company shall deliver to each holder of shares to be redeemed or purchased a copy of the calculation of the Redemption Price.

(f) In the event that the Company revokes a Redemption or Purchase Call or any condition to a redemption or purchase set forth in a Redemption or Purchase Call is not met or waived, the Company may withdraw the Redemption or Purchase Call by notice to the holders of the Series B Preferred Shares by deposit of such notice, postage prepaid, in the regular mail, at any time on or prior to the redemption or purchase date addressed to each holder at the address for such holder in the shareholder records of the Company.

4. Liquidation.

4.1 Subject to Sections 7 and 8.2, in the event of a Liquidation Event, after payment or provision for payment of the debts and other liabilities of the Company and payment or provision for payment of the redemption price in respect of the Series A Preferred Shares, the holders of the Series B Preferred Shares that are not then subject to an irrevocable Redemption or Purchase Call shall be entitled to receive an amount in cash equal to the Liquidation Preference Amount (the “Liquidation Payment”) before any distribution is made to holders of Junior Shares upon any such Liquidation Event. If, upon the occurrence of a Liquidation Event, the assets of the Company or proceeds thereof distributable among the holders of the Series B Preferred Shares and the holders of any Parity Shares are insufficient to pay in full all such preferential amounts payable to such holders, then all such assets of the Company and proceeds thereof thus distributable shall be distributed among the holders of Series B Preferred Shares and Parity

Shares ratably in proportion to the respective aggregate amounts otherwise payable with respect thereto.

4.2 Notice of any liquidation (complete or partial), dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be given by mail, postage prepaid, not less than 30 days before the payment date stated therein, to each holder of record of Series B Preferred Shares appearing on the securities register of the Company as of the date of such notice at the address of said holder shown therein. Such notice shall state a payment date, the amount of the Liquidation Payment (if known at such time), and the place where the Liquidation Payment shall be payable.

4.3 After payment in cash to the holders of the Series B Preferred Shares of the full amount of the Liquidation Payment with respect to the Series B Preferred Shares (less applicable taxes required to be deducted or withheld), the holders of the Series B Preferred Shares shall have no right or claim, based on their ownership of Series B Preferred Shares, to any of the remaining assets of the Company or proceeds thereof.

4.4 In the event of a Liquidation Event the Company may, at its sole option, prior to the payment of the Liquidation Payment therefor, cause an Affiliate of the Company to purchase the then outstanding Series B Preferred Shares in whole or in part upon payment of the Liquidation Preference Amount. In such case the applicable provisions of Section 3 shall apply to such purchase, mutatis mutandis.

5. Limitation on Liquidation/Redemption Payments.

5.1 Notwithstanding anything contained herein to the contrary, in no event shall the aggregate amount of all Redemption Prices and Liquidation Preference Amounts payable hereunder by the Company and its Affiliates exceed $100,000,000 (the “Cap”). If such amount payable to Series B Preferred Shares would otherwise cause the Cap to be exceeded (i) the portion of such amount not in excess of the Cap shall be paid to the holders entitled to such amount rateably in proportion to the respective amounts otherwise payable to them in respect of such payment and (ii) thereafter the Redemption Amount and the Liquidation Preference Amount shall each be equal to $1.00.

6. Voting.

6.1 The holders of Series B Preferred Shares shall have no voting rights whatsoever, except those set forth in Section 6.2 and those to which they may be mandatorily entitled under the Canada Business Corporations Act. For greater certainty, to the maximum extent permitted by applicable law, the holders of Series B Preferred Shares shall not be entitled to vote separately as a class or a series on any matter. In exercising such voting rights, each Series B Preferred Share shall be entitled to one vote.

6.2 Notwithstanding the foregoing, so long as any Series B Preferred Shares remain outstanding, and in addition to any other vote or consent of holders of Series B Preferred Shares required by law, the Company shall not, and shall not permit any of its subsidiaries to, without the affirmative vote at a meeting duly called of the holders of Series B Preferred Shares by not less than two-thirds of the votes cast by holders of Series B Preferred Shares, or the affirmative consent in writing by holders of not less than two-thirds of the then outstanding Series B Preferred Shares or the shareholder’s attorney authorized in writing:

(a) authorize or approve the issuance of any shares of, or of any security convertible into, or exercisable or exchangeable for, Series B Preferred Shares or any Parity Shares or any other shares in the Company, which shares rank prior to Series B Preferred Shares in the payment of dividends or in the distribution of assets upon liquidation (complete or partial), dissolution or winding up of the affairs of the Company;

(b) amend, alter or repeal any of the provisions of this Schedule B or otherwise amend, alter or repeal the Articles of Incorporation of the Company so as to (i) reclassify the Series B Preferred Shares; (ii) increase the authorized number of Series B Preferred Shares; (iii) decrease the amount of dividends to be paid with respect to the Series B Preferred Shares pursuant to Section 2 hereof; or (iv) decrease the Liquidation Preference Amount or the Redemption Price; provided, that an amendment of the Articles of Incorporation shall not require the vote or consent of any of the holders of the Series B Preferred Shares in order to authorize or create, or to increase the authorized amount of, any Junior Shares; or

(c) (i) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Junior Shares of the Company) on or in respect of any of the Company’s Junior Shares; or (ii) purchase, redeem or otherwise acquire or retire for value any Junior Shares of the Company; except that the following shall not be prohibited, and may be effected without the vote or consent of the holders of Series B Preferred Shares, (A) the redemption, repurchase, or other acquisition or retirement for value of any Junior Shares of the Company, either (x) solely in exchange for Junior Shares of the Company or capital stock of Parent or (y) through the application of net proceeds of a substantially concurrent sale for cash (other than to a subsidiary of the Company) of Junior Shares of the Company; (B) the redemption, repurchase, or other acquisition or retirement of, Junior Shares of the Company (or the declaration and payment of a dividend, or the making of a distribution, on Junior Shares for the purpose of providing funds for the redemption, repurchase, or other acquisition or retirement of capital stock of Parent by Holdco or Parent) from current or former officers, directors and employees of the Company and/or the Parent or any of their subsidiaries at any time or from their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of the Company and/or the Parent, in an aggregate amount not to exceed $2.0 million in any calendar year; (C) payments to Holdco to pay its or Parent’s operating and administrative expenses including, without limitation, directors fees, employee salaries and other compensation, legal, accounting and audit expenses, compliance expenses and similar Canadian compliance expenses and corporate franchise and other taxes, whether similar or dissimilar, in each case arising from Holdco’s ownership of the Company, Parent’s ownership of Holdco or the Company’s businesses, in an amount not to exceed $1.0 million per fiscal year; (D) payments to Holdco pursuant to any reasonable tax sharing agreement or arrangement but only to the extent that amounts payable from time to time by the Company under any such agreement do not exceed the corresponding tax payments that the Company would have been required to make to any relevant taxing authority had the Company not joined in such consolidated or combined return, but instead had filed returns including only the Company; or (E) payments in an amount not to exceed, in the aggregate, in any calendar year, the sum of (i) $1.0 million and (ii) any amounts payable by the Company in relation to advisory services pursuant to any agreements entered into on or prior to the Initial Issuance Date.

6.3 Notwithstanding anything in this Section 6 to the contrary, no holder of Series B Preferred Shares shall be entitled to such voting rights, and such holder will be prohibited from exercising such voting rights, to the extent that such holder's being entitled to such voting rights would cause such holder or its Affiliates to be in violation of any law, regulation, order, rule or other requirement of any governmental authority restricting or prohibiting such holder or its affiliates from, directly or indirectly, owning, controlling, having the power to control, voting or having the power to vote the Series B Preferred Shares. Any Series B Preferred Shares for which voting rights shall not be permitted in accordance herewith shall be excluded for purposes of determining whether the required votes shall have been obtained or whether a quorum has been obtained on any matter to be voted upon by the holders of Series B Preferred Shares pursuant to this Section 6.

7. Withholding Amounts

7.1 The Company (or in the case of an Affiliate Purchase, such Affiliate) is entitled to deduct and withhold from any dividend or other payment on or in respect of the Series B Preferred Shares such amounts as the Company (or in the case of an Affiliate Purchase, such Affiliate) is required to deduct and withhold under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of provincial, state, territorial, local or foreign tax law, in each case, as amended. Each holder of Series B Preferred Shares shall provide to the Company (or in the case of an Affiliate Purchase, such Affiliate) such information as the Company (or in the case of an Affiliate Purchase, such Affiliate) requests in order to determine the amount it is required to deduct and withhold, and in the absence of the Company or Affiliate, as the case may be, receiving such information on a timely basis, the Company or the Affiliate, as the case may be, shall withhold or deduct the tax at the maximum statutory rate. To the extent that amounts are so deducted and withheld and remitted to the appropriate governmental authority, such amounts are to be treated for all purposes as having been paid to the holder of the Series B Preferred Shares in respect of which such deduction and withholding was made.

8. General Provisions.

8.1 The headings of the paragraphs, subparagraphs, clauses and subclauses of this schedule are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

8.2 Payments of dividends, interest, premium and principal on, and exchange, redemption and repurchase of, Series B Preferred Shares by the Company (including through an Affiliate Purchase) are subject to restrictions contained in any credit, loan, indenture, note, bond or other agreement or instrument (including any guaranty, indenture or security instrument to which the Company or any of its Affiliates is a party) relating to debt for borrowed money or capitalized lease obligations to which the Company or any of its Affiliates is subject (as the same may be amended, renewed, supplemented, restated or otherwise modified, or as the same may be extended, refinanced, renewed or replaced) (collectively “Debt Instruments”). Notwithstanding anything contained herein to the contrary, if the Company is prohibited from making any such payment under a Debt Instrument, or if any such payment would breach or violate, or allow the acceleration of payments or exercise of rights or remedies under a Debt Instrument, the Company shall not make such payment hereunder until such time as it is not so restricted from making such payment under the Debt Instrument and such payment would not result in or allow such breach, violation, acceleration or exercise. For greater certainty, the Company shall not repurchase or redeem any Series B Preferred Shares except in compliance with the restricted payments covenants in its indentures.

8.3 All dollar amounts reflected herein are in reference to the official currency of Canada.

Schedule C

Rights of the

Common Shares

1. The holders of the common shares shall be entitled to one vote for each common share held at all meetings of the shareholders, except meetings at which only holders of another specified class of shares are entitled to vote.

2. Subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the corporation, the holders of the common shares shall be entitled to receive any dividend declared by the corporation and to receive the remaining property of the corporation upon liquidation, dissolution, winding-up or other distribution of assets.

Date	Nam - Nom	Signature	Capacity of - en qualité
2005-05-18	CHRIS HAYMAN	/s/ CHRIS HAYMAN	AUTHORIZED OFFICER
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